EXHIBIT 10.36

Amendment Number 2

To the

AmSouth Bancorporation

Deferred Compensation Plan

(the “Plan”)

Regions Financial Corporation, successor to AmSouth Bancorporation, hereby amends the Plan effective retroactively to January 1, 2005, as follows.

1. Section 2.7 defining the term “Change in Control” is hereby amended to read as follows:

2.7	“Change in Control” of the Company shall have the meaning set forth in the Company’s Executive Employment Agreements as such agreements may be amended from time to time; provided however that no event shall be considered a “Change in Control” unless such event qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A of the Code.

2. Section 2.35 defining the term “Termination of Employment” is hereby amended to read as follows:

2.35	“Termination of Employment” shall mean a separation from service under Section 409A of the Code.

3. Section 4.3 (Coordination with Thrift Plan) is hereby deleted and Section 4.3 shall read: “Reserved.”

4. Section 8.1(a) is hereby amended by deleting the second, third and fourth paragraphs thereof and replacing them with the following:

Within 30 days after a Payment Date described in Section 2.29(b) (Termination of Employment) the Company shall distribute to a Participant (i) the balance, if any, credited to the Participant’s Lump Sum Subaccount; plus (ii) one-fifth of the balance, if any, credited to the Participant’s 5-year Subaccount; plus-(iii) one-tenth of the balance, if any, credited to the Participant’s 10-year Subaccount. Subsequent annual distributions, if any, shall consist of the applicable portion of the 5-year Subaccount (1/4, 1/3, 1/2 and all, respectively) and the applicable portion of the 10-year Subaccount (1/9, 1/8, 1/7 and so forth, respectively). Notwithstanding the foregoing, effective January 1, 2005, if at any time a payment is due, and the Participant’s balance is $10,000 or less, the Account shall be distributed to the Participant in a lump sum.

In the case of a Payment Date described in Section 2.29(a) (designated date) the Company shall, within 30 days, distribute to the Participant in one lump sum distribution such number of shares of Common Stock and the cash value of the Other Investments in the Participant’s Lump Sum Subaccount as corresponds to the Deferral Amount with respect to which the Participant elected the particular Payment Date.

In the case of a Payment Date described in Section 2.29(c) (Plan termination) or (d) (Change in Control) the Company shall, within 30 days, distribute to the Participant in one lump sum distribution the total value in the Participant’s Account without regard to any Subaccounts.

5. Section 8.2 (Death Benefit of Accounts) is hereby amended to read as follows:

8.2	Death Benefit of Accounts. Notwithstanding anything in Section 8.1, upon the death of a Participant, the remaining balance in his or her Account shall be paid to the Participant’s Beneficiary in a single distribution within 30 days after the Participant’s death.

6. Section 10.15 (Mitigation of Excise Tax) is hereby amended by adding the following after the first sentence thereof:

In the event that a reduction is permitted in accordance with the preceding sentence, the reduction shall first be made ratably from all payments from this Plan that are subject to Section 409A of the Code (that is, that are not grandfathered), and then from any grandfathered payments; provided however that there shall be no reduction in any other plan of deferred compensation subject to Section 409A of the Code with respect to such participant until all amounts payable hereunder have been reduced; and provided further that no amount herein shall be reduced unless such amount is a parachute payment.